Exhibit 23.6

CONSENT OF ROBERT G. PHILLIPS

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I, Robert G. Phillips, hereby consent to being named as a person who will become a director of NRGM GP, LLC, a Delaware limited liability company, the general partner of Inergy Midstream, L.P., a Delaware limited partnership (“Inergy Midstream”), in the Registration Statement on Form S-4 filed by Inergy Midstream with the Securities and Exchange Commission and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, and to the filing of this consent as an exhibit to the Registration Statement.

Date: May 29, 2013

/s/ Robert G.Phillips
Robert G. Phillips